Exhibit 99.1

                   Intermec, Inc. Names Lanny H. Michael Chief
                               Financial Officer


    EVERETT, Wash.--(BUSINESS WIRE)--Sept. 14, 2006--Intermec, Inc. (NYSE:IN) has named Lanny H. Michael senior vice president and chief financial officer. Michael, a 23 year veteran with Airborne Express/DHL, served in numerous positions during his tenure there, including controller, treasurer, senior vice president of finance and most recently executive vice president and CFO.
    "Michael brings extensive global business expertise, operational synergy experience and strong financial acumen to Intermec," said Larry D. Brady, Chairman and CEO. "His knowledge and experience ideally qualify him as a strong addition to our executive leadership team."
    Before Airborne Express's acquisition by DHL in 2003, Michael participated in the company's significant growth and provided operational insight and leadership to further enhance its productivity.
    Since the merger and integration of Airborne Express with DHL, Michael worked with several private equity enterprises. Michael's experience prior to Airborne Express included six years in public accounting with Deloitte and Touche.

    About Intermec

    Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.



    CONTACT: Intermec Corporate Communications
             Media contact:
             Kathie Jackson Anderson, 425-348-2799
             kathie.anderson@intermec.com
             or
             Investor contact:
             Kevin McCarty, Director, Investor Relations
             425-265-2472
             kevin.mccarty@intermec.com